Exhibit 99.1

AMETEK ANNOUNCES RECORD FIRST QUARTER RESULTS

AND RAISES 2018 GUIDANCE

-- Reports first quarter sales up 16% over prior year --

-- Delivers diluted earnings per share of $0.78, up 30% over prior year --

-- Increases 2018 earnings guidance to $3.06 - $3.12 per diluted share --

BERWYN, PA, MAY 2, 2018 – AMETEK, Inc. (NYSE: AME) today announced its financial results for the three month period ended March 31, 2018.

AMETEK’s first quarter 2018 sales were a record $1.17 billion, up 16% compared to the first quarter of 2017, with organic sales growth of 8%. Orders were a record $1.34 billion, up 20% over the prior year. Operating income in the quarter increased 19% to a record $258.2 million and operating margins of 22.0% were up 40 basis points over the prior year. First quarter diluted earnings per share of $0.78 were up 30% versus the same quarter in 2017.

“AMETEK delivered outstanding results to start the year,” said David A. Zapico, AMETEK Chairman and Chief Executive Officer. “Excellent organic sales growth, contributions from recently completed acquisitions and exceptional operating performance allowed AMETEK to deliver 30% earnings growth in the quarter. Record backlog, continued strong order momentum and positive market trends provides us with an optimistic outlook for the remainder of the year, prompting us to raise our full year guidance for 2018.”

Electronic Instruments Group (EIG)

In the first quarter of 2018, EIG sales were $716.4 million, up 16% over the same quarter of 2017. EIG operating income for the quarter was $183.4 million, an increase of 18% over the same period last year, and operating margins expanded 50 basis points to 25.6%.

“EIG delivered excellent results in the quarter, with the robust sales growth driven by strong organic sales growth and contributions from the recent acquisitions of Rauland, MOCON and Arizona Instrument,” commented Mr. Zapico. “The higher sales combined with our operational excellence initiatives drove outstanding operating margin expansion in the quarter.”

Electromechanical Group (EMG)

EMG sales in the first quarter were a record $456.2 million, an 18% increase compared to the first quarter last year. EMG operating income in the quarter was $91.0 million, an increase of 16% over the prior year. Operating margins were a very strong 19.9% in the quarter.

“EMG also had an excellent start to the year with outstanding sales growth and strong operating performance. Sales increased sharply on low-double digit organic sales growth and contributions from the acquisition of FMH Aerospace. EMG also delivered solid operating performance in the quarter through the execution of our operational excellence efforts,” noted Mr. Zapico.

2018 Outlook

“The first quarter’s results were excellent and firmly position AMETEK for strong sales and earnings growth in 2018. Our businesses continue to deliver exceptional performance, generating excellent sales growth, margin expansion and cash flows through the execution of our Four Growth Strategies. We remain focused on strategically investing in our businesses to accelerate growth both organically and through value enhancing strategic acquisitions,” commented Mr. Zapico.

“We now expect overall sales in 2018 to increase low-double digits on a percentage basis, with organic sales up mid-single digits. We are increasing our 2018 earnings guidance range to $3.06 to $3.12 per diluted share, up 17% to 20% over 2017’s adjusted diluted earnings per share. This is an increase from our initial guidance range of $2.95 to $3.05 per diluted share,” he added.

“Overall sales in the second quarter of 2018 are expected to be up approximately 10% compared to the same quarter in 2017. We expect second quarter earnings per diluted share to be in the range of $0.76 to $0.78, up 17% to 20% over the same quarter last year,” concluded Mr. Zapico.

Conference Call

AMETEK will webcast its first quarter 2018 investor conference call on Wednesday, May 2, 2018, beginning at 8:30 AM ET. The live audio webcast will be available and later archived in the Investors section of www.ametek.com.

Corporate Profile

AMETEK is a leading global manufacturer of electronic instruments and electromechanical devices with annualized sales of more than $4.7 billion. AMETEK’s Corporate Growth Plan is based on Four Key Strategies: Operational Excellence, Strategic Acquisitions, Global & Market Expansion and New Products. AMETEK’s objective is double-digit percentage growth in earnings per share over the business cycle and a superior return on total capital. The common stock of AMETEK is a component of the S&P 500 Index.

Forward-looking Information

Statements in this news release relating to future events, such as AMETEK’s expected business and financial performance are “forward-looking statements.” Forward-looking statements are subject to various factors and uncertainties that may cause actual results to differ significantly from expectations. These factors and uncertainties include AMETEK’s ability to consummate and successfully integrate future acquisitions; risks associated with international sales and operations; AMETEK’s ability to successfully develop new products, open new facilities or transfer product lines; the price and availability of raw materials; compliance with government regulations, including environmental regulations; changes in the competitive environment or the effects of competition in our markets; the ability to maintain adequate liquidity and financing sources; and general economic conditions affecting the industries we serve. A detailed discussion of these and other factors that may affect our future results is contained in AMETEK’s filings with the U.S. Securities and Exchange Commission, including its most recent reports on Form 10-K, 10-Q and 8-K. AMETEK disclaims any intention or obligation to update or revise any forward-looking statements.

Contact:

AMETEK, Inc.

Kevin Coleman

Vice President, Investor Relations

1100 Cassatt Road

Berwyn, Pennsylvania 19312

kevin.coleman@ametek.com

Phone: 610.889.5247

(Financial Information Follows)

AMETEK, Inc.

Consolidated Statement of Income

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended
	March 31,
	2018	2017 (1)
Net sales	$1,172,647	$1,007,682

Cost of sales	776,800	667,402
Selling, general and administrative	137,679	122,833

Total operating expenses	914,479	790,235

Operating income	258,168	217,447

Interest expense	(21,686)	(24,516)
Other income (expense), net	(658)	(1,509)

Income before income taxes	235,824	191,422

Provision for income taxes	54,484	52,496

Net income	$181,340	$138,926

Diluted earnings per share	$0.78	$0.60

Basic earnings per share	$0.79	$0.61

Weighted average common shares outstanding:
Diluted shares	232,965	231,004

Basic shares	230,928	229,548

Dividends per share	$0.14	$0.09

(1) - The first quarter of 2017 has been restated to reflect the adoption of new accounting guidance in 2018, which resulted in the presentation of $2.9 million of other net periodic benefit income in Other income (expense), net rather than in Operating income, with no change in Net income.

AMETEK, Inc.

Information by Business Segment

(In thousands)

(Unaudited)

	Three Months Ended
	March 31,
	2018	2017
Net sales:
Electronic Instruments	$716,426	$619,769
Electromechanical	456,221	387,913

Consolidated net sales	$1,172,647	$1,007,682

Operating income:
Segment operating income:
Electronic Instruments	$183,359	$155,261
Electromechanical	91,002	78,343

Total segment operating income	274,361	233,604
Corporate administrative expenses	(16,193)	(16,157)

Consolidated operating income	$258,168	$217,447

AMETEK, Inc.

Condensed Consolidated Balance Sheet

(In thousands)

	March 31,	December 31,
	2018	2017
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$556,776	$646,300
Receivables, net	684,617	668,176
Inventories, net	596,312	540,504
Other current assets	122,500	79,675

Total current assets	1,960,205	1,934,655

Property, plant and equipment, net	492,350	493,296
Goodwill	3,238,599	3,115,619
Other intangibles, investments and other assets	2,367,207	2,252,494

Total assets	$8,058,361	$7,796,064

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term borrowings and current portion of long-term debt, net	$308,069	$308,123
Accounts payable and accruals	851,854	830,540

Total current liabilities	1,159,923	1,138,663

Long-term debt, net	1,897,633	1,866,166
Deferred income taxes and other long-term liabilities	796,408	763,602
Stockholders’ equity	4,204,397	4,027,633

Total liabilities and stockholders’ equity	$8,058,361	$7,796,064